Exhibit 99.1

FOR IMMEDIATE RELEASE

COMMUNICATIONS SYSTEMS, INC. REPORTS THIRD QUARTER 2020 FINANCIAL RESULTS

Third quarter 2020 results substantially improved from second quarter 2020 although still impacted by the COVID-19 pandemic; Company reports consolidated third quarter 2020 sales from continuing operations of $12.1 million, gross profit of $5.2 million and operating income of $0.3 million

Strong balance sheet with cash, cash equivalents, and liquid investments of $21.0 million and working capital of $28.5 million at September 30, 2020

Growth strategy focuses on investments in intelligent edge solutions and services, new partnerships and acquisitions

Minnetonka, MN – October 30, 2020 – Communications Systems, Inc. (NASDAQ: JCS) (“CSI” or the “Company”), a global IoT intelligent edge products and services company, today announced financial results for the third quarter (“Q3”) ended September 30, 2020, including a discussion of results of operations by our new segments or product types.

CSI’s Chief Executive Officer Roger H.D. Lacey noted, “Since the beginning of the year we made significant progress towards our goal of becoming a growing and profitable intelligent edge product solutions and services company. Specifically, we:

●	Made several organizational changes across our segments to align internal resources and processes with our products and services by creating synergies between these segments.

●	Invested in new technologies aiming to develop easy-to-use / easy-to-integrate applications and services that address demand from critical infrastructure initiatives, including security and surveillance, intelligent transportation, smart buildings, and smart cities.

●	Acquired Ecessa, a company that designs and distributes SD-WAN (software-defined wide area networking) solutions for businesses; this acquisition created greater sales opportunities to expand our services platform and offers cost synergies by complementing our existing portfolio of products and services.

●	Completed a minority investment in Quortus, a UK based company that creates agile and feature-rich private wireless networks for enterprises across a wide variety of vertical sectors including healthcare, retail and utilities. Through this investment, coupled with prior investments in cryptographic capabilities with Spyrus and an ongoing initiative to expand our efforts into Artificial Intelligence (“AI”) opportunities, we are now able to provide our clients a wider range of innovative solutions.

Our goal is to (1) make services an increasing proportion of revenue that would be recurring, highly predictable and higher margin and (2) expand our client base both by building an ecosystem of strategic partnerships and through additional acquisitions that could substantially increase CSI’s market share, geographic footprint, and client base or that offer niche products and services and could be tucked-in to CSI’s existing business segments. Following the completion of our two-year transformation phase, we are now ready to embark on a Company-wide re-branding phase.”

Mr. Lacey continued, “Our overall sales performance in Q3 2020 was affected by lower North America sales due to the COVID-19 pandemic. Unused commercial space and reduced retail activity has temporarily slowed growth in building automation, security and parking management applications. This decline was partially offset by strong Federal sales, higher international sales in areas where our clients experienced initial recovery from the pandemic and a restart of projects at our large Services & Support segment education customer.”

Mr. Lacey added, “While we continue to be adversely impacted by the COVID-19 pandemic, we have taken proactive steps to manage, respond and quickly adjust to this challenging new operating and economic environment. While part of our workforce continues to operate remotely and our on-site employees are working in an appropriate socially distant environment, the safety of our employees remains our priority. At the end of Q2 2020, in light of the uncertainty due to the effects of the continuing COVID-19 pandemic, we implemented cost-reduction measures, including short-term furloughs, that will result in more than $500,000 cost reductions for the second half of 2020. Because of strong customer orders, those employees furloughed during Q3 have returned to work.

“We ended Q3 2020 in a strong financial position, with working capital of $28.5 million, no debt and a cash, cash equivalents, and liquid investments balance of $21.0 million; this strong financial position gave us the flexibility to quickly and successfully handle challenges related to the COVID-19 pandemic, but most importantly we are well capitalized to take advantage of opportunities that might arise from growing demand for critical infrastructure services and products such as security and surveillance, data protection and intelligent transportation and execute our mid- and long-term growth strategy.”

Q3 2020 Financial and Operational Highlights *

(in 000s)	Three Months Ended September 30		Change	Nine Months Ended September 30		Change
	2020	2019		2020	2019
Consolidated Sales from Continuing Operations	$ 12,110	$ 13,622	($1,512)	$ 30,900	$ 35,543	($4,643)
Electronics & Software	8,755	13,035	(4,280)	25,579	32,262	(6,683)
Services & Support	3,530	783	2,747	5,882	3,942	1,940
Intersegment elimination	(175)	(196)	21	(561)	(661)	100

Gross Profit	$ 5,182	$ 6,285	($1,103)	$ 12,399	$ 15,152	($2,753)
Electronics & Software	4,009	6,282	(2,273)	10,834	14,370	(3,536)
Services & Support	1,340	180	1,160	2,090	1,299	791
Intersegment elimination	(167)	(177)	10	(525)	(517)	(8)

Operating income (Loss)	$ 306	$ 772	($466)	($2,564)	($1,179)	($1,385)
NET INCOME (LOSS)	$ 262	$ 1,738	($1,476)	($168)	$ 4,751	($4,919)

* All operating results for 2019 and 2020 only reflect the Company’s continuing operations and exclude the discontinued operations of the Company’s former Suttle business. Operating results for the 2019 periods have been reclassified to reflect the Company’s new segment reporting which we started in Q2 2020.

●	Q3 2020 consolidated sales from continuing operations of $12.1 million decreased by 11% as compared to Q3 2019 mainly due to lower sales from the Electronic & Software segment, partially offset by higher sales at Services & Support segment due to the restart of education projects and the addition of the Ecessa SD-WAN product portfolio. Of note, our Q3 2020 consolidated sales from continuing operations increased by $2.5 million as compared to consolidated sales from continuing operations reported for Q2 2020. This was primarily due to higher Services & Support revenue with the restart of education projects.

●	Q3 2020 consolidated gross profit decreased by 18% to $5.2 million as compared to the same period of 2019. Gross margin declined to 42.8% in Q3 2020 due to lower margins in Electronics & Software segment driven by product mix, while construction and installation projects in Q3 2019 constituted a higher percent of sales.

●	Q3 2020 consolidated operating income from continuing operations was $306,000 compared to $772,000 in Q3 2019.

●	Q3 2020 net income was $262,000 compared to $1.7 million in Q3 2019.

Q3 2020 Segment Financial Overview by Segment

Electronics & Software Segment

(in 000s)	Three Months Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019
Sales	$ 8,755	$ 13,035	$ 25,579	$ 32,262
Gross profit	4,009	6,282	10,834	14,370
Operating income	728	1,863	18	1,254

Electronics & Software sales decreased by 33% to $8,755,000 in Q3 2020 compared to $13,035,000 in the same period of 2019.

Q3 2020 sales in North America decreased by $3,807,000, or 33%, from Q3 2019, primarily due to delayed project spending by customers due to the COVID-19 pandemic in addition to $2.8 million of sales for a major metropolitan smart city IoT project recorded in Q3 2019, that did not reoccur in the current year. In addition, delayed spending from a major Canadian telecommunications provider on traditional media convertors and optical devices coupled with an international sales decline, particularly in Western Europe, reduced revenue by $473,000. However, prospects for our new business direction remain strong and our CRM sales funnel suggests continuing strength. Excluding the major IoT project we delivered in 2019, sales during Q3 2020 of Intelligent edge solutions (“IES”1) products were slightly above Q3 2019, despite the overall decline in sales driven by the COVID-19 pandemic.

Gross profit for Q3 2020 decreased to $4,009,000 from $6,282,000 in the same quarter of 2019. Gross margin decreased to 45.8% in Q3 2020 from 48.2% in Q3 2019 as volume and favorable margin impacts from the prior year major metropolitan smart city IoT project, did not reoccur in 2020.

Selling, general and administrative (“SG&A”) expenses decreased by 26% to $3,281,000, or 37.5% of sales, in Q3 2020 compared to $4,419,000, or 33.9% of sales, in Q3 2019 due to reduced travel, marketing and personnel expenses, in part due to steps taken by management in response to the COVID-19 pandemic.

Electronics & Software realized operating income of $728,000 in Q3 2020 compared to operating income of $1,863,000 in Q3 2019, primarily due to lower sales and gross margin for the reasons discussed above.

1 IES refers to connectivity and power solutions that provide actionable intelligence at the edge of networks through Power over Ethernet (PoE) products, software, and services.

Services & Support Segment

(in 000s)	Three Months Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019
Sales	$ 3,530	$ 783	$ 5,882	$ 3,942
Gross profit	1,340	180	2,090	1,299
Operating income (loss)	431	(169)	370	243

Services & Support sales increased by 351% to $3,530,000 in Q3 2020 compared to $783,000 in same period of 2019.

Revenues from the education sector increased $2,249,000 or 3570% in Q3 2020 as compared to Q3 2019 primarily due to the June 2020 commencement of projects that had been previously delayed due to funding issues while the 2019 third quarter had very little project revenue in this sector. Revenue from sales to small and medium-sized commercial businesses (“SMBs”), which are primarily healthcare and financial clients, increased by $515,000 or 98% in Q3 2020 as compared to Q3 2019 due to the acquisition of Ecessa effective May 14, 2020. Project and product revenue increased by $2,481,000 or 1908% in Q3 2020 as compared to the same period of 2019 due primarily to the increase in the education sector. Recurring and other services revenue for Q3 2020 increased by $266,000 or 41% as compared to the same quarter of the prior year due to new client acquisition within managed services and the Company’s acquisition of Ecessa, which has service and support revenue on its SD-WAN products. Overall, Ecessa contributed $535,000 in revenue during the quarter, of which $48,000 was in the education sector and the balance in SMB recurring and other services revenue.

Gross profit increased by 644% to $1,340,000 in Q3 2020 compared to $180,000 in the same period of 2019. Gross margin increased to 38.0% in Q3 2020 compared to 23.0% in Q3 2019 due to the increase in projects in the education sector. SG&A increased by 160% in Q3 2020 to $909,000, or 25.8% of sales, compared to $349,000, or 44.6% of sales, in Q3 2019 due to SG&A expenses from Ecessa, which were not included in the prior year.

Services & Support segment reported operating income of $431,000 in Q3 2020 compared to an operating loss of $169,000 in the same period of 2019 primarily due to increased education revenue.

Discontinued Operations – Suttle

On March 11, 2020, the Company announced the sale of the remainder of its Suttle business to Oldcastle Infrastructure in a transaction structured as an asset sale that included inventory, working capital, certain capital equipment, intellectual property, and customer relationships. Gross proceeds of $8.2 million, including a working capital adjustment, resulted in a gain of $2.1 million as of September 30, 2020. In connection with the transaction, the Company has recorded $958,000 of restructuring expenses in 2020, primarily consisting of severance and employee benefits. The Company retained ownership of three buildings in Hector, Minnesota, with two leased to Oldcastle Infrastructure, and also retained ownership of injection molding equipment, warehouse equipment and tools. The Company plans to sell the remaining assets in Q4 2020.

Financial Condition

CSI’s balance sheet at September 30, 2020 included cash, cash equivalents, and investments of $21.0 million, working capital of $28.5 million, which decreased from the end of Q2 2020 as we moved cash to longer term higher-yield investments, and stockholders’ equity of $47.2 million.

Form 10-Q

For further information, please see the Company’s Form 10-Q, which will be filed on or about November 13, 2020.

About Communications Systems

Communications Systems, Inc., an IoT intelligent edge products and services company, provides connectivity infrastructure and services for global deployments of broadband networks. Focusing on innovative, cost-effective solutions, CSI provides customers the ability to deliver, manage, and optimize their broadband network services and architecture. From the integration of fiber optics in any application and environment to efficient home voice and data deployments to optimization of data and application access, CSI provides tools for maximum utilization of the network from the edge to the user. With partners and customers in over 50 countries, CSI has built a reputation as a reliable global innovator focusing on quality and customer service. CSI operates two business units: Electronics & Software (primarily Transition Networks and Net2Edge as reported in prior releases) and Services & Support (primarily JDL Technologies and Ecessa Corporation). For more information visit: commsysinc.com.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions or partnerships. These statements are based on Communications Systems’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements here due to changes in economic, business, competitive or regulatory factors, and other risks and uncertainties affecting the operation of Communications Systems’ business. These risks, uncertainties and contingencies are presented in the Company’s Annual Report on Form 10-K and, from time to time, in the Company’s other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of these risks. Further, investors should keep in mind that the Company’s financial results in any particular period may not be indicative of future results. Communications Systems is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contacts:
Communications Systems, Inc.	The Equity Group Inc.
Mark D. Fandrich	Lena Cati
Chief Financial Officer	Vice President
952-582-6416	212-836-9611
mark.fandrich@commsysinc.com	lcati@equityny.com

Roger H. D. Lacey	Devin Sullivan
Chief Executive Officer	Senior Vice President
952-996-1674	212-836-9608
dsullivan@equityny.com

Selected Income Statement Data
	Unaudited

	Three Months Ended		Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Sales	$12,109,529	$13,622,120	$30,900,223	$35,542,758
Gross profit	5,181,828	6,284,917	12,399,023	15,151,671
Operating income (loss) from continuing operations	306,035	771,798	(2,563,913)	(1,178,912)
Operating income (loss) from continuing operations before income taxes	562,635	860,234	(1,617,763)	(997,817)
Income tax expense (benefit)	8,952	(26,788)	4,049	(42,629)
Net income (loss) from continuing operations	553,683	887,022	(1,621,812)	(955,188)
Net (loss) income from discontinued operations, net of tax	(291,318)	850,837	1,453,289	5,706,338
Net income (loss)	$262,365	$1,737,859	$(168,523)	$4,751,150

Basic net income (loss) per share	$0.03	$0.19	$(0.02)	$0.51
Diluted net income (loss) per share	$0.03	$0.19	$(0.02)	$0.51
Cash dividends declared per share	$0.00	$0.02	$0.04	$0.06

Average basic shares outstanding	9,355,425	9,317,129	9,323,902	9,270,125
Average dilutive shares outstanding	9,444,986	9,368,171	9,323,902	9,278,803

Selected Balance Sheet Data

	Unaudited

	September 30, 2020	Dec. 31, 2019
Total assets	$55,716,995	$59,150,712
Cash, cash equivalents & investments	20,953,165	24,057,160
Working capital	28,474,560	38,051,766
Property, plant and equipment, net	7,302,577	8,238,089
Long-term liabilities	693,366	408,386
Stockholders’ equity	47,242,030	47,392,282